AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT OF
                                DAVID B. MUELLER


     AGREEMENT entered into as of the 1st day of November, 1999, by and between SPARTECH CORPORATION, a Delaware corporation ("Employer"), and DAVID B. MUELLER ("Employee").

                           WITNESSETH:

     WHEREAS, Employee currently holds the position of Executive Vice President and Chief Operating Officer and Secretary of Employer pursuant to an employment agreement with Employer dated July 1, 1992, as amended on March 8, 1993, July 1, 1995, July 1, 1996 and November 1, 1997 (as so amended, the "1992 Amended Employment Agreement"); and

     WHEREAS, Employer desires to provide for Employee's continued service to Employer in his current positions, and Employee is willing to provide such services on the terms set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the mutual premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the 1992 Amended Employment Agreement is hereby amended and restated to read in its entirety as follows:


     1.   Employment and Duties of Employee.

     (a) Employer employs Employee to act in a senior executive capacity, as Executive Vice President and Chief Operating Officer and Secretary of Employer, and in all aspects of its business, as and when requested, and at such times and places as Employer shall reasonably request, except that (i) Employee shall not be assigned duties or responsibilities which are inconsistent with his position and status as Executive Vice President and Chief Operating Officer and Secretary, and (ii) Employee shall not be required temporarily or permanently, to relocate his residence. Employer will also use its best efforts to cause Employee to be a duly elected member of Employer's Board of Directors at all times during his employment hereunder.

     (b) Employee agrees faithfully to perform such duties as Employer assigns to him; to devote the necessary time and best efforts to the manufacture and sale of Employer's products; and to endeavor to improve Employer's business, through plant and production organization, customer and supplier relationships, capital development and additional financing resources, acquisition of other businesses, and by other means, in all reasonable ways for the term hereof, the services to be of a similar nature as those currently provided Employer, subject always to the control and direction of Employer's Board of Directors.

     2.   Compensation.

     (a) Subject to annual review (without obligation to increase) for cost of living and/or merit and other increases at the Board's discretion, Employer agrees to compensate Employee at a fixed rate of $435,000 annually ("Base Salary"), such Base Salary to be paid in equal weekly installments. Employer shall further advance or reimburse to Employee such other funds as Employer determines for credit cards, costs and other reasonable expenses incurred by Employee in the discharge of Employer's instructions hereunder, and consistent with the necessities of the operation of the business. Except to the extent that his participation therein will disadvantage the other participants, Employee will also participate, as appropriate, in all other stock option and stock purchase plans, insurance, medical and other employee benefit programs currently established or hereafter instituted by Employer. In addition, for the term of this Agreement, Employer will continue to lease or otherwise make available for Employee an automobile of comparable quality to the automobile currently leased by Employer for Employee, and to pay the cost of insurance and maintenance for such automobile.

     (b) Employer further agrees to grant to Employee, effective November 1, 1999, an option to purchase 65,000 shares of common stock of Employer, which shall be in addition to the options previously granted to Employee. Such option may be granted pursuant to any of Employer's stock option plans or, if unavailable thereunder, shall be granted directly to Employee outside of such plans. Such option shall (i) have exercise prices which are equal to the market price of the underlying shares on the effective date of grant, subject to appropriate adjustments as provided in the stock option agreement covering such option, and (ii) otherwise be Employer's customary ten-year option on such terms as are provided for in the current standard form of option agreement for options granted pursuant to Employer's Restricted Stock Option Plan, as amended to date.

     (c) The Board of Directors of Employer shall annually consider issuing additional options to Employee.

     (d) In addition to the benefits provided for above and elsewhere in this Agreement, Employer shall contribute each year to a trust to be maintained for the benefit of Employee an amount equal to the sum of (i) 15% of Employee's base salary as defined in this Agreement (exclusive of bonuses) plus (ii) the amount of the premium Employer would pay for $750,000 of term life insurance on Employee. Such trust shall be of the type commonly known as a "rabbi trust" and Employer and Employee shall use their best efforts to mutually agree on the terms thereof and to cause such trust to be created within 90 days after the date first above written.

     (e) Employer agrees to repurchase during each twelve-month period that this Agreement is in effect, beginning November 1, 1999, a number of Employer's shares of common stock beneficially owned by Employee, on the following terms and conditions:

     (i) Only mature shares, i.e. shares outstanding at least six months, will be repurchased;

     (ii) The maximum number of shares which Employee may require Employer to purchase in each twelve-month period shall be 15% of the sum of (1) the number of outstanding shares beneficially owned by Employee at the time of the repurchase plus (2) the number of shares subject to currently-exercisable options beneficially owned by Employee at the time of the repurchase;

     (iii) The price per share will be the average of the publicly-reported high and low sale prices of the common stock on the New York Stock Exchange over the three trading days prior to the sale.

     (iv) Employer shall not be obligated to repurchase shares if Employer's Board of Directors determines in good faith that Employer's cash needs do not permit the repurchase; and

     (v) The repurchases will be effected as of such date as Employee specifies by notice to Employer's Chief Financial Officer at least five trading days in advance of the desired repurchase date; and

     (vi) Employer's Board of Directors or its Compensation Committee will approve each repurchase in advance to the extent required by Rule 16b-3(e) or Rule 16b-3(d)(1) under the Securities Exchange Act of 1934 (however, failure to so approve a requested repurchase which is otherwise in compliance with these conditions shall nevertheless be deemed a breach of the repurchase covenant set forth in this paragraph 2(e)).

     3.   Term of Employment.

     (a) The term of this Agreement as amended shall commence November 1, 1999 and shall continue until terminated:

     (i)  As provided in Section 11 below; or

     (ii) Upon at least three years' written notice by Employer to Employee, such notice not to be given by Employer before November 1, 2002; or

     (iii) Upon at least one year's written notice by Employee to Employer, such notice not to be given by Employee before (A) if no Change in Control occurs, November 1, 2002, or (B) if a Change in Control occurs, November 1, 2000.

If notice is given by Employer under clause 3(a)(ii), Employee shall not be required to perform further services to Employer hereunder; if notice is given by Employee under clause 3(a)(iii), Employee shall, for a period not to exceed 45 days after the date of such notice, provide such consulting services to Employer as Employer shall reasonably request.

     (b) For purposes of this Agreement, "Change of Control" means the first to occur of any of the following:

     (i) The date Employer's Board of Directors votes to approve and recommends a stockholder vote to approve:

          (A) any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation; or

          (B) any consolidation or merger of Employer in which shares of Employer's capital stock would be converted into cash, securities or other property, other than a consolidation or merger of Employer (1) in which the direct or indirect holders of Employer capital stock immediately prior to the consolidation or merger have the right to receive the same direct or indirect proportionate ownership of voting stock of the surviving corporation immediately after the consolidation or merger or (2) with another corporation which owns Employer capital stock pursuant to which merger all of the Employer capital stock owned by such corporation would be canceled or redeemed and Employer capital stock would be issued to the stockholders of such corporation; or

          (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer, other than any sale, lease, exchange or other transfer to any corporation where Employer owns, directly or indirectly, at least eighty percent (80%) of the outstanding voting securities of such corporation after any such transfer; or

          (D) any plan or proposal for the liquidation or dissolution of Employer; or

     (ii) The date any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the "Exchange Act") shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of a majority of Employer's outstanding voting stock; or

     (iii) The date the Board of Directors of Employer or any affiliate (within the meaning of Rule 12b-2 under the Exchange Act) of Employer authorizes and approves any transaction which has either a reasonable likelihood or the purpose of causing, whether directly or indirectly, Employer's common stock to be held of record by fewer than 300 persons or not to be listed on any national securities exchange; or

     (iv) The date, during any period of twenty-four (24) consecutive months, on which those individuals who at the beginning of such period constitute Employer's Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Employer's stockholders, of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors in office on the date of such election or nomination for election of the new director. For purposes of this Section, "Continuing Director" means any member of Employer's Board of Directors who:

          (A) is serving as of the close of business on the date first above written; or

          (B) was originally elected to succeed a Continuing Director described in clause 3(b)(iv)(A), either by a majority of the Continuing Directors described in clause 3(b)(iv)(A) then still in office or by Employer's stockholders following nomination by a majority of the Continuing Directors described in clause 3(b)(iv)(A); or

          (C) was originally elected to fill a vacancy or newly-created directorship, either by a majority of the Continuing Directors described in clause 3(b)(iv)(A) then still in office or by Employer's stockholders following nomination by a majority of the Continuing Directors described in clause 3(b)(iv)(A).

     4.   Bonuses.

     (a) For each fiscal year of Employer, Employee shall receive an annual bonus equal to 0.50% of Employer's earnings before income taxes as reported in Employer's audited financial statements for each year that this Agreement is in effect, adjusted, however, to exclude profit or loss on extraordinary or nonrecurring items and unusual items (such as sale of a significant amount of assets or securities other than in the ordinary course of business operations, one-time employee separation costs, and significant litigation costs or recoveries) ("Adjusted Pre-Tax Earnings"), such determination to be made by Employer's auditors based on generally accepted accounting principles; provided, however, no such bonuses will be paid with respect to any fiscal year in which Employer's Adjusted Pre-Tax Earnings are less than 75% of the Company's Adjusted Pre-Tax Earnings in its immediately preceding fiscal year.

     (b) Each fiscal year, an installment equal to 40% of the estimated bonus for such fiscal year as approved by the Compensation Committee of Employer's Board of Directors shall be paid to Employee in July, and the balance, if any, of such bonus shall be paid as soon as practicable upon completion of Employer's audited financial statements for such fiscal year.

     (c) Should this Agreement terminate prior to the close of a fiscal year of Employer, Employee shall be entitled to a bonus with respect to such fiscal year (in addition to such other amounts to which he may be entitled on termination under other provisions of this Agreement) equal to the bonus he would have earned had this Agreement been in effect for the entire fiscal year multiplied by a fraction, the numerator of which shall be the number of days in such fiscal year prior to termination of this Agreement, and the denominator of which shall be 365.

     5.   Severance Benefits.

     (a) If at any time before a Change in Control Employee's employment with Employer is terminated:

     (i) By Employer for any reason other than "Cause" (as defined in Section 11(c) below); or

     (ii) By Employee with "Justification" (as defined in Section 11(a) below); or

     (iii) By Employee pursuant to notice of termination given by Employee to Employer pursuant to clause 3(a)(iii), above;

then Employer shall pay to Employee within thirty (30) days of (A) the date notice of such termination is given to Employee pursuant to Section 3, above, or
(B) the date of such termination with Justification, a lump sum severance benefit (the "Severance Benefit") equal to (I) two times Employee's then current Base Salary plus (II) the aggregate amount of bonus paid or earned by Employee in the two years prior to the date of such notice of termination.

     (b) If at any time after a Change in Control Employee's employment with Employer is terminated:

     (i) By Employer for any reason other than "Cause" (as defined in Section 11(c) below); or

     (ii) By Employee with "Justification" (as defined in Section 11(a) below); or

     (iii) By Employee pursuant to notice of termination given by Employee to Employer pursuant to clause 3(a)(iii), above;

then Employer shall pay to Employee within thirty (30) days of (A) the date notice of such termination is given to Employee pursuant to Section 3, above, or
(B) the date of such termination with Justification, a lump sum severance benefit (the "Severance Benefit") equal to 2.95 times the sum of (I) Employee's then current Base Salary plus (II) one-third of the aggregate amount of bonus paid or earned by Employee in the three years prior to the date of such notice of termination.

     (c) The Severance Benefit shall be payable in lieu of any further claims to Base Salary under Section 2 or bonuses under Section 4 hereof, for any remaining term of this Agreement; however, the Severance Benefit shall be in addition to and not in lieu of all other compensation and benefits to which Employee may be entitled under any other provision of this Agreement or otherwise, including accrued vacation or sick pay, accrued amounts payable for prior salary or bonuses earned, or any amounts payable under any life insurance, health, disability or similar employee benefit plan. Employee may elect to have any life insurance, health plan, disability plan or similar plan which was in effect immediately prior to Employee's termination extended for a period of two
(2) years beyond when Employee's eligibility for such plan would otherwise have ended, provided that (i) Employee so notifies Employer within five (5) days of Employee's termination and (ii) the cost of extending Employee's eligibility as described above shall be negotiated on a good faith basis and, at Employee's request, subtracted from the payment of Employee's severance benefit. Should the Employee subsequently obtain similar coverage from another Employer or otherwise, Employee will notify Employer and coverage will cease and a pro-rata refund returned to the Employee. The "cost" for this purpose shall be deemed to be the most recent rate charged to employees of Employer or its subsidiaries for such benefits. Promptly after Employee's request for such extension, Employer shall place sufficient funds in escrow to pay all premiums on such insurance and plans for the period of the extension.

     (d) If all or any portion of the Severance Benefit, together with any other amounts, including the value of any stock options, received or deemed to be received by Employee from Employer or any of its subsidiaries and affiliates or from any pension, employee welfare, incentive compensation or other plans sponsored by Employer or any of its subsidiaries and affiliates (collectively, the "Base Payment"), will be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax payable under any federal, state, local or other law (collectively, "Excise Taxes"), Employer shall pay Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Taxes payable by Employee with respect to the Base Payment and the Gross-Up Payment and any federal, state or local income or other taxes payable by Employee with respect to the Base Payment and the Gross-Up Payment (collectively, "Other Taxes") (including any additional tax resulting from any loss or disallowance of deductions due to the Gross-Up Payment), will equal the Base Payment net of the Other Taxes on the Base Payment determined without regard to any Excise Taxes. For the purposes of this determination, Employee's income shall be assumed to be subject to Other Taxes at the highest marginal rates. The Gross-Up Payment shall be paid simultaneously with the payment of the Severance Benefit, on the basis of Employer's good-faith estimate of the Excise Taxes if necessary, but if the actual amount of Excise Taxes is later determined by Employer or Employee to be different from the amount on which the Gross-Up Payment was originally calculated, the difference shall be paid or refunded within 30 days after notice of such difference is given to the party liable for such payment or refund.

     (e) In order to provide security to Employee for Employer's payment of the amounts payable pursuant to Sections 5(a), 5(b) and 5(d) in the event of a Change in Control, Employer agrees that within 10 days after a Change in Control, whether or not Employee's employment is terminated, Employer will either:

     (i) Pay Employee the Base Payment plus the Gross-Up Payment, in full, in immediately available funds (which will discharge Employer's obligations under this Section except for payment of any difference upon final determination of the Gross-Up Amount pursuant to Section 5(d)); or

     (ii) Deposit 110% of the then-estimated Base Payment and Gross-Up Payment in an interest-bearing escrow account with a St. Louis, Missouri bank with which Employer has no other banking relationship, which escrow account shall be maintained pursuant to a written escrow agreement reasonably satisfactory to counsel for all parties, as security for Employer's timely payment of the amounts due pursuant to Sections 5(a), 5(b) and 5(d), the terms of which shall provide that the escrow account, including the interest thereon, may be applied only to payment of any amounts due pursuant to Sections 5(a), 5(b) and 5(d) and may be disbursed only pursuant to written instructions to the escrow agent from both Employer and Employee or pursuant to a valid court order.

     6. Disability and Death Benefits. If during the term of this Agreement Employee either dies or becomes physically or mentally disabled (as determined in accordance with the Social Security Act) from performing his functions contemplated hereunder, and such period of disability continues for at least six consecutive months, then Employer will pay to Employee, or, in accordance with
Section 16 below, his Representatives (as defined in Section 16(c)), as the case may be, the annual salary provided hereunder, together with the annual bonus above provided pro rata, for a period through the end of the month in which Employee dies or the end of the month in which the six-month disability period is satisfied, whichever occurs first. Regular salary, pro rata bonus, and other payments, shall be made to Employee or Employee's Representatives, as the case may be, during the first six (6) months of any period of disability.

     7. Restrictive Covenants. Employee agrees that while employed by Employer hereunder (including any renewal term hereunder), and for twenty-four
(24) consecutive months following termination of employment, Employee will not, in any manner, directly or indirectly:

     (i) Disclose or divulge to any person, entity, firm or company whatsoever, nor use for his own benefit or the benefit of any other person, entity, firm and company, directly or indirectly in competition with Employer, any proprietary knowledge, confidential information, production or business methods, techniques or customer lists of Employer or its affiliates, including Vita International Limited ("Vita"), except information generally known or used in the trade ("Trade Secrets");

     (ii) Solicit, call on, divert, or interfere with any of the customers of Employer or its affiliates (including Vita) or any trade, business, patronage, employees or agents of Employer or its affiliates (including Vita), with whom Employee has done business and in any city where Employee, Employer or its affiliates (including Vita) is then engaged in the plastics business, for the purpose of diverting their trade to any plastics business which compete directly with Employer's businesses; or

     (iii) Invest in, or take an active management or advisory role in, any company in the plastics business whose operations compete directly with any of Employer's businesses.

     8. Inventions, etc. Employee acknowledges that all mechanical or scientific inventions, production processes, techniques, programs, patents, discoveries, formulae and improvements invented, discovered or learned by Employee during employment hereunder, and relating to Employer's business will be disclosed to Employer and will be the sole property of Employer.

     Employee acknowledges that information imparted to him by Employer, or its affiliates (including Vita), relating to the production methods, techniques, customer lists, statistics, credit, customers and suppliers of Employer, or its affiliates (including Vita) is the property of Employer, or its affiliates (including Vita). Therefore, Employee shall, upon termination of his employment hereunder, return to Employer all books, records and notes containing customer lists and addresses, all duplicate invoices, all statements and correspondence pertaining to such customers, and all other information and documents (including all copies thereof) relating to customers, their needs, products of Employer, or its affiliates (including Vita) used by them, schedules of discussions with them, all formulae, code books, price lists, products, manuals and equipment, production or processing information or instructions, data applicable to methods of manufacture, types, kinds, suppliers and costs of raw materials, and all such other information applicable to Employer, or its affiliates (including Vita), its customers and the manner of conducting its business. Employer agrees, however, to provide Employee upon request with copies of whatever documents he may reasonably require. The restraints on Employee, as set forth in this
Section 8, however, shall not apply to any invention (i) for which no equipment, supplies, facility or Trade Secrets of Employer was used; (ii) which was developed entirely on Employee's own time; (iii) which does not relate to the business of Employer (including Employer's actual or demonstrably anticipated research or development); and (iv) which does not result from any work performed by Employee for Employer.

     9. Limitation on Restrictive Covenants. The parties recognize that the services to be rendered by Employee hereunder are special, unique and of an extraordinary character. However, it is the intention of the parties to restrict the activities of Employee only to the extent necessary for the protection of Employer's legitimate business interests. The parties specifically agree that should any provision set forth in Sections 7 or 8 under any set of circumstances not now presently foreseen by the parties, be deemed too broad for that purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

     10. Non-Waiver of Breach. Employer's failure to exercise any right hereunder in the event of Employee's breach of any term hereof, shall not be construed as a waiver of such breach or prevent Employer from thereafter enforcing strict compliance with any and all terms of this Agreement.

     11.  Termination.

     (a) If any of the following events (each a "Justification") occurs during the term hereof, Employee may voluntarily terminate and resign his employment immediately upon the occurrence of such event, and be entitled to the severance benefits set forth in Section 5 of this Agreement:

     (i) Any duties are assigned to Employee or restrictions are placed on Employee which are inconsistent with his position, duties, responsibilities and status pursuant to Section 1; or

     (ii) Employee's Base Salary, options and bonuses hereunder are not paid or delivered within seven days of Employee's notifying Employer that such are due, or Employer takes action which otherwise adversely affects or materially reduces any other benefits or rights which Employee is entitled to hereunder.

If Employer and Employee are unable to agree that any of the above events have occurred, the matter shall be referred to binding arbitration pursuant to the rules of the American Arbitration Association.

     (b) Employee is not required to seek employment after termination, and no compensation earned after termination shall reduce the amounts otherwise payable hereunder, including without limitation, severance benefits payable pursuant to
Section 5 hereof.

     (c) If Employee's employment is terminated for Cause, or if Employee resigns without Justification (i.e., other than as permitted by subsection 11(a)) and without giving notice of termination pursuant to clause 3(a)(iii), then Employee shall be entitled to receive all accrued compensation and benefits payable hereunder through the date of such termination but shall not be entitled to any additional options, compensation, bonuses or severance benefits under this Agreement. A termination for Cause shall have occurred only if Employee's employment is terminated because Employee is convicted of a felony, because of acts or omissions (including failure to follow the lawful instructions of Employer's Board of Directors) on Employee's part resulting, or intended to result in personal gain at the expense of Employer or its subsidiaries, or because of intentional acts or omissions on Employee's part causing material injury in excess of $1,000,000 to the property or business of Employer or its subsidiaries. Cause shall not include:

     (i) bad judgment or any act or omission reasonably believed by Employee in good faith to have been in or not opposed to the best interests of Employer (including its subsidiaries); or

     (ii) any acts or omissions by Employee in connection with any bid, tender or merger offer, restructuring proposals, or any controversy or litigation relating thereto (whether involving Vita or other persons), in which Employer may become involved, wherein Employee's acts or omissions are the subject of controversy with any persons or firms involved in such matters.

     12.  Independent Obligations.

     (a) Employer's obligations to pay compensation and benefits due hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off (including no reduction in compensation or bonuses for compensation which was or could have been earned elsewhere during the term hereof), counter-claim, recoupment, defense or other right which the Employer may have against Employee. Any such set-offs or other such counter-claims shall be the subject of separate action, claim and proof against Employee without being made subject to any set-off, counter-claim or cross-claim in any action by the Employee to enforce his rights under this Agreement.

     (b) Employee's obligations under Sections 7, 8, and 9 hereof represent independent covenants by which Employee shall remain bound irrespective of any breach by Employer.

     13.  Indemnification; Arbitration.

     (a) In the event that Employee is required to institute or join in any legal action or arbitration proceeding to obtain or enforce, or to defend the validity or enforceability of, any contemplated or actual payment of compensation or benefits under this Agreement, Employer will, if Employee prevails in such action or proceeding, pay all actual legal fees and expenses incurred by Employee.

     (b) Employee shall have the right, in his sole discretion, to demand arbitration of any substantive claim he may have against Employer for any compensation or benefits due under this Agreement. Such arbitration shall be conducted in St. Louis, Missouri, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction. In the event of concurrent arbitration and court proceedings relating to this Agreement, the arbitration will not be stayed pending the conclusion of any court proceedings.

     14. Registration Rights. In the case of a proposed registration under the Securities Act of 1933 (the "Securities Act") of an offering by Employer of shares of its common stock while any common shares or preferred shares are owned by Employee, Employee shall have the right to participate in such registration and public offering as hereinafter provided. Employer will give Employee at least twenty (20) days' prior written notice of any proposed registration of shares of common stock under the Securities Act for any offering by it otherwise relating to an employee stock option or benefit plan or in a merger, consolidation, acquisition of assets or recapitalization plan. If requested by Employee in writing, within twenty (20) days after receipt of any such notice or on two occasions even if no such notice has been given, Employer will use its best efforts to register all or part of the shares of common stock of Employer owned by Employee or which Employee has a right to acquire (as specified in such request) under the Securities Act and from time to time, if possible, amend or supplement the registration statement and prospectus used in connection therewith if and to the extent necessary in order to comply with the Securities Act for a period of up to one hundred twenty (120) days after the initial effective date of such registration, provided that Employee shall not have failed to exercise a right following such a notice within six months of the proposed registration. Such registration shall be at the expense of Employer. Employer will, at the request of Employee, take any and all such actions, make such filings and enter into such agreements as may be reasonably necessary or appropriate to facilitate sales of Employee's securities in the manner contemplated by any such registration. If Employer or the underwriter managing or proposing to manage Employer's offering determines that registration of Employee's securities would impair Employer's offering, then Employer may by notice in writing to Employee reduce the number of shares to be registered for Employee (provided any others in a similar position are similarly reduced) or elect to defer any registration of shares requested by Employee for a period to be agreed upon between Employer and Employee, such period to be not less than six (6) months nor more than two (2) years from the date of Employer's offering. At the deferred date, such registration shall proceed on the terms provided herein. Employer in any case may defer registration in order to coordinate with its normal quarterly and annual filings with the Securities and Exchange Commission.

     In the event of any such registration, to the extent permitted by law, Employer will indemnify Employee, each underwriter and each person, if any, who controls Employee or any such underwriter within the meaning of the Securities Act, against all losses, claims, damages, liabilities and expenses (under the Securities Act, at common law or otherwise) resulting from any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or resulting from any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses result from any untrue statement or omission or alleged untrue statement or alleged omission contained or omitted in information furnished in writing to Employer by Employee or such underwriter expressly for use therein.

     Employee will furnish to Employer in writing such information as shall be reasonably requested by Employer for use in any such registration statement or prospectus and, to the extent permitted by law, will indemnify Employer, its directors, each officer signing such registration statement, each person, if any, who controls Employer within the meaning of the Securities Act, each underwriter, and each person, if any, who controls any such underwriter, within the meaning of the Securities Act, against all losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or alleged omission is contained or omitted in information so furnished in writing by Employee expressly for use therein.

     15. Amendment or Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and a person authorized to sign on behalf of Employer.

     16.  Successors; Binding Agreement.

     (a) This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place.

     (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees ("Representatives"). If Employee should die before all compensation and benefits that would have been paid if Employee had continued to live, all such compensation and benefits shall be paid in accordance with the terms of this Agreement to Employee's Representatives or, if there be no such Representatives, to Employee's estate.

     17. Notice. Notices and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to Employer shall be directed to the attention of the Secretary of Employer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     18. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     20. Board Approval; Entire Agreement. This Agreement, which has been reviewed and approved by the Board of Directors of Employer, embodies the entire agreement between the parties with respect to its subject matter.

     21. Governing Law. This Agreement shall be construed and interpreted in accordance with, and shall be governed by, the substantive laws, but not the conflicts of law principles, of the State of Missouri.

     22. Certain Terms Survive. The obligations of Employer under Sections 13, 14 and 16(a), and the obligations of Employee under Sections 7, 8, 9 and 14, shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties have set their hands to duplicates on the day and year first above written.


SPARTECH CORPORATION


By:/s/Bradley B. Buechler                    /s/David B. Mueller
Employer                                DAVID B. MUELLER, Employee
120 South Central Ave., Suite 1700           22 Fair Oaks
St. Louis, Missouri 63105                         Ladue, Missouri 63124